Exhibit 10.4

CHANGE-IN-CONTROL AGREEMENT

THIS IS A CHANGE-IN-CONTROL AGREEMENT (the “Agreement”), dated as of July 28, 2008 (the “Effective Date”), between West Pharmaceutical, Services, Inc., a Pennsylvania corporation, (the “Company”) and Matthew T. Mullarkey (“Executive”).

Background

The Board of Directors of the Company and the Compensation Committee of the Board have determined that it is in the best interests of the Company and its shareholders for the Company to make the following arrangements with Executive.  These arrangements provide for compensation in the event Executive should leave the employment of the Company under the circumstances described in this Agreement.

Agreement

In consideration of Executive’s assuming the position of Chief Operating Officer, and the mutual covenants and agreements herein, and intending to be legally bound, the Company and Executive agree as follows:

1.	Definitions. As used in this Agreement, the following terms will have the meanings set forth below:

(a)	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

(b)
“Change in Control” means a change in control of a nature that would be required to be reported in response to Item 1 of a Current Report on Form 8-K as in effect on the date of this Agreement pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Act”), provided, that, without limitation, a Change in Control shall be deemed to have occurred if:

(i)	Any Person, other than:

(1)	the Company,

(2)	any Person who on the date hereof is a director or officer of the Company, or

(3)	a trustee or fiduciary holding securities under an employee benefit plan of the Company,

is or becomes the “beneficial owner,” (as defined in Rule 13-d3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(ii)
During any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(iii)
The shareholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all of the Company’s assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization (collectively, a “Transaction”), that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least 50% of the combined voting power of the voting securities of the Company (or the surviving entity, or an entity which as a result of the Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) outstanding immediately after the Transaction.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)
The “Company’s Business” means: (i) the manufacture and sale of stoppers, closures, containers, medical-device components and assemblies made from elastomers, metal and plastic for the health-care and consumer-products industries, and (ii) any other business conducted by the Company or any of its Subsidiaries or Affiliates during the term of this Agreement and in which Executive has have been actively involved.

(e)	“Constructive Termination” means the occurrence of any of the following events:

(i)
The Company requires Executive to assume any duties inconsistent with, or the Company makes a significant diminution or reduction in the nature or scope of Executive’s authority or duties from, those assigned to or held by Executive on the Effective Date;

(ii)	A material reduction in Executive’s annual salary or incentive compensation opportunities;

(iii)	A relocation of Executive’s site of employment to a location more than 50 miles from Executive’s site of employment on the Effective Date;

(iv)
The Company fails to provide Executive with substantially the same fringe benefits that were provided to Executive as of the Effective Date, or with a package of fringe benefits that, although one or more of such benefits may vary from those in effect as of the Effective Date, is substantially at least as beneficial to Executive in all material respects as such fringe benefits taken as a whole; or

(v)	A successor of the Company does not assume the Company’s obligations under this Agreement, expressly or as a matter of law.

Notwithstanding the foregoing, no Constructive Termination will be deemed to have occurred under any of the following circumstances:

(1)	Executive will have consented in writing or given a written waiver to the occurrence of any of the events enumerated in clauses (i) through (v) above;

(2)
Executive will have failed to give the Company written notice stating Executive’s intention to claim Constructive Termination and the basis for that claim at least 10 days in advance of the effective date of Executive’s resignation; or

(3)	The event constituting a Constructive Termination has been cured by the Company prior to the effective date of Executive’s resignation.

(f)	"Payment" means

(i)	any amount due or paid to Executive under this Agreement,

(ii)	any amount that is due or paid to Executive under any plan, program or arrangement of the Company and any of its Subsidiaries, and

(iii)
any amount or benefit that is due or payable to Executive under this Agreement or under any plan, program or arrangement of the Company and any of its Subsidiaries not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under section 280G of the Code and the Regulations in determining the amount of the "parachute payments" received by Executive, including any amounts which  must be taken into account under the Code and Regulations as a result of (1)  the acceleration of the vesting of any option, restricted stock or other equity award granted under any equity plan of the Company or otherwise, (2) the acceleration of the time at which any payment or benefit is receivable by Executive or (3) any contingent severance or other amounts that are payable to Executive.

(g)	"Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

(h)	"Regulations" means the proposed, temporary and final regulations under section 280G of Code or any successor provision thereto.

(i)	“Restrictive Period” means the period of time that commences on the Effective Date hereof and ends on the first anniversary of the Termination Date.

(j)	“Retirement Plan” means the West Pharmaceutical Services, Inc. Employees’ Retirement Plan and any successor plan thereto.

(k)
“Savings/Deferred Comp Plan” means The Company’s 401(k) Plan, The Company’s Non-Qualified Deferred Compensation Plan for Designated Employees and any successor plans or other similar plans established from time to time that may allow executive officers to defer taxation of compensation.

(l)	“Subsidiary” has the meaning ascribed to the term by section 425(f) of the Code.

(m)	“Termination Date” is the date on which Executive ceases to be employed by the Company or any of its Subsidiaries or Affiliates for any reason.

2.	Termination Following a Change in Control.

(a)	Executive will be entitled to the benefits specified in Section 3 (Benefits Payable Upon Termination of Employment) if,

(i)	at any time within two years after a Change in Control has occurred, Executive’s employment by the Company is terminated:

(1)
by the Company, other than by reason of death, disability, continuous willful misconduct to the detriment of the Company, or retirement at Executive’s normal retirement date under the Retirement Plan, or

(2)	as a result of Executive’s resignation at any time following Executive’s Constructive Termination; or

(ii)	Executive resigns for any reason within 30 days following the first anniversary of a Change in Control.

Except as otherwise set forth in Section 2(b), Executive will not be entitled to the benefits specified in Section 3 hereof if Executive’s employment terminates for any other reason or if, at any time thereafter, Executive is in breach of any of Executive’s obligations under this Agreement.

(b)	If the Company executes an agreement, the consummation of which would result in the occurrence of a Change in Control, then, with respect to a termination

(i)
by the Company, other than by reason of death, disability, continuous willful misconduct to the detriment of the Company, or retirement at Executive’s normal retirement date under the Retirement Plan, or

(ii)
as a result of Executive’s resignation at any time following Executive’s Constructive Termination occurring after the date of such agreement (and, if such agreement expires or is terminated prior to consummation, prior to the expiration or termination of such agreement), a Change in Control shall be deemed to have occurred as of the date of the execution of such agreement and Executive will be entitled to the severance compensation specified in Section 3 hereof.

3.
Benefits Payable Upon Termination of Employment.  Upon termination of employment as set forth in Section 2 (Termination Following a Change in Control), Executive will be entitled to the following benefits:

(a)	Severance Compensation. Executive will be entitled to severance compensation in an amount equal to three times the sum of

(i)	Executive’s highest annual base salary rate in effect during the year of the termination of Executive’s employment, plus

(ii) the aggregate amount of the annual bonuses paid or payable toExecutive for the three fiscal years immediately preceding aChange in Control divided by the number of fiscal years as towhich such bonuses were paid or payable;

provided, however, that if at any time before the third anniversary of the Termination Date, Executive either (x) elects retirement under the Retirement Plan, or (y) reaches normal retirement age under the Retirement Plan if Executive had remained employed by the Company, Executive’s severance compensation under this Section 3(a) will be reduced by an amount equal to the product obtained by multiplying such severance compensation by a fraction the numerator of which is the number of days elapsed from the Termination Date until the date on which either of the events described in clauses (x) or (y) first occurs, and the denominator of which is 1095.

The severance compensation paid hereunder will not be reduced to the extent of any other compensation for Executive’s services that Executive receives or is entitled to receive from any other employment consistent with the terms of this Agreement.

(b)	Equivalent of Vested Savings/Deferred Comp Plan Benefit. The Company will pay to Executive the difference, if any, between

(i)
the benefit Executive would be entitled to receive under the Savings/Deferred Comp Plan if the Company’s contributions to the Savings/Deferred Comp Plan were fully vested upon the termination of Executive’s employment, and

(ii)	the benefit Executive is entitled to receive under the terms of the Savings/Deferred Comp Plan upon termination of Executive’s employment.

Any such benefit will be payable at such time and in such manner as benefits are payable to Executive under the Savings/Deferred Comp Plan.

(c)
Unvested Equity Awards.  All stock options, other equity-based awards and shares of the Company’s stock granted or awarded to Executive pursuant to any Company compensation or benefit plan or arrangement, but which are unvested, will vest immediately upon termination of Executive’s employment. The provisions of this Section 3(c) will supersede the terms of any such grant or award made to Executive under any such plan or arrangement to the extent there is an inconsistency between the two.

(d)
Employee and Executive Benefits. Executive will be entitled to a continuation of all hospital, major medical, medical, dental, life and other insurance benefits not otherwise addressed in this Agreement in the same manner and amount to which Executive was entitled on the date of a Change in Control or on the date of Constructive Termination of Executive’s employment (whichever benefits are more favorable to Executive) until the earlier of

(i)	a period of 36 months after termination of Executive’s employment,

(ii)	Executive’s retirement under the Retirement Plan, or

(iii)	Executive’s eligibility for similar benefits with a new employer.

Assistance in finding new employment will be made available to Executive by the Company if Executive so requests. Upon termination of Executive’s employment, Company cars must be returned to the Company.

4.           Additional Payments.

(a)
Gross-Up Payment.  Notwithstanding anything herein to the contrary, if it is determined that any Payment would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "Excise Tax"), then Executive shall be entitled to an additional payment (a "Gross-Up Payment") in an amount that will place Executive in the same after-tax economic position that Executive would have enjoyed if the Excise Tax had not applied to the Payment.

(b)
Determination of Gross-Up Payment.  Subject to the provisions of Section 4(c), all determinations required under this Section 4, including whether a Gross-Up Payment is required, the amount of the Payments constituting excess parachute payments, and the amount of the Gross-Up Payment, shall be made by the accounting firm that was the Company's independent auditors immediately prior to the Change in Control (or, in default thereof, an accounting firm mutually agreed upon by the Company and Executive) (the "Accounting Firm"), which shall provide detailed supporting calculations both to Executive and the Company within fifteen days of the Change in Control, the Termination Date or any other date reasonably requested by Executive or the Company on which a determination under this Section 4 is necessary or advisable.  If the Accounting Firm determines that no Excise Tax is payable by Executive, the Company shall cause the Accounting Firm to provide Executive with an opinion that the Accounting Firm has substantial authority under the Code and Regulations not to report an Excise Tax on Executive's federal income tax return.  Any determination by the Accounting Firm shall be binding upon Executive and the Company.  If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by Executive with respect to any Payment (hereinafter an "Underpayment"), the Company, after exhausting its remedies under Section 4(c) below, shall pay to Executive an additional Gross-Up Payment in respect of the Underpayment.

(c)
Timing of Payment.  The Company shall pay to Executive the initial Gross-Up Payment or any required Underpayment (i) if the Executive is a “specified employee” within the meaning of Section 409A of the Code, on the later of (A) the date that is at least six months after the date of the Executive’s termination of employment or (B) the fifth business day following the receipt by Executive and the Company of the Accounting Firm's determination, or (ii) if the Executive is not a “specified employee” within the meaning of Section 409A the fifth business day following the receipt by Executive and the Company of the Accounting Firm’s determination.  Notwithstanding anything herein to the contrary, any Gross-Up Payment or Underpayment must be paid on or before the end of the Executive’s taxable year following the taxable year in which the applicable Excise Tax is payable.

(d)
Procedures.  Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notice shall be given as soon as practicable after Executive knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid.  Executive agrees not to pay the claim until the expiration of the thirty-day period following the date on which Executive notifies the Company, or such shorter period ending on the date the Taxes with respect to such claim are due (the "Notice Period").  If the Company notifies Executive in writing prior to the expiration of the Notice Period that it desires to contest the claim, Executive shall:  (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to Executive; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim.  Executive shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.  If requested by the Company, Executive agrees either to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and to prosecute such contest to a determination  before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs Executive to pay such claim and pursue a refund, the Company shall advance the amount of such payment to Executive on an after-tax and interest-free basis (the "Advance").  The Company's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority.  If the Company does not notify Executive in writing prior to the end of the Notice Period of its desire to contest the claim, the Company shall pay to Executive an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and Executive agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.  The Advance, any additional Gross-Up Payments and the reimbursement of any related costs, expenses or taxes payable under this Section 4(d) and/or Section 4(f) shall be made on or before the end of the Executive’s taxable year following the taxable year in which any additional taxes are payable by the Executive or if no additional taxes are payable the Executive’s taxable year following the taxable year in which the audit or litigation is closed.

(e)
Repayments.  If, after receipt by Executive of an Advance, Executive becomes entitled to a refund with respect to the claim to which such Advance relates, Executive shall pay the Company the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto).  If, after receipt by Executive of an Advance, a determination is made that Executive shall not be entitled to any refund with respect to the claim and the Company does not promptly notify Executive of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Executive and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to Executive.

(f)
Further Assurances.  The Company shall indemnify Executive and hold Executive harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by Executive with respect to the exercise by the Company of any of its rights under this Section 4, including any Losses related to the Company's decision to contest a claim or any imputed income to Executive resulting from any Advance or action taken on Executive's behalf by the Company hereunder.  Subject to the last sentence of Section 4(d), the Company shall pay all legal fees and expenses incurred under this Section 4 and shall promptly reimburse Executive, or cause the Trust to reimburse Executive, for the reasonable expenses incurred by Executive in connection with any actions taken by the Company or required to be taken by Executive hereunder.  The Company shall also pay all of the fees and expenses of the Accounting Firm, including the fees and expenses related to the opinion referred to in Section 4(b).

5.           Payment of Severance Compensation.

The severance compensation set forth in Section 3 (a) will be payable in 36 equal monthly installments commencing on the first day of the month following the month in which Executive’s employment terminates.  Notwithstanding the foregoing, in the event that the Executive is a “specified employee” within the meaning of Code section 409A, the first six monthly installments shall be paid in a lump sum on the first day of the month following or coincident with the date that is six months following the Executive’s termination of employment and all remaining monthly installments shall be paid monthly.

6.
Non-Disclosure and Confidentiality.  In addition to the covenants contained herein, and as additional consideration, Executive agrees that he will execute and comply with the terms of the Confidentiality Agreement with West Pharmaceutical Services, Inc. and its Subsidiaries attached hereto as Exhibit A.

7.	Legal Fees. The Company will pay all legal fees and expenses which Executive may incur as a result of the Company’s contesting the validity or enforceability of this Agreement.

8.
Payments Final.  In the event of a termination of Executive’s employment under the circumstances described in this Agreement, the arrangements provided for by this Agreement, and any other agreement between the Company and Executive in effect at that time and by any other applicable plan of the Company in which Executive then participates, will constitute the entire obligation of the Company to Executive, and performance of that obligation will constitute full settlement of any claim that Executive might otherwise assert against the Company on account of such termination. The Company’s obligation to pay Executive under this Agreement will be absolute and unconditional and will not be affected by any circumstance, including any set-off, counterclaim, defense or other rights the Company may have against Executive or anyone else as long as Executive is not in beach of Executive’s obligations under this Agreement.

9.           Non-Competition.

(a)	During the Restrictive Period, Executive will not, and will not permit any of Executive’s Affiliates, or any other Person, directly or indirectly, to:

i)
engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with, the Company’s Business in the United States (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

ii)
serve as a director, officer, employee or consultant of, or furnish information to, or otherwise facilitate the efforts of, any Person engaged in competition with the Company’s Business in the United States;

iii)
solicit, employ, interfere with or attempt to entice away from the Company any employee who has been employed by the Company or a Subsidiary in an executive or supervisory capacity in connection with the conduct of the Company’s Business within one year prior to such solicitation, employment, interference or enticement; or

iv)	approach, solicit or deal with in competition with the Company or any Subsidiary any Person which at any time during the 12 months immediately preceding the Termination Date:

(1)	was a customer, client, supplier, agent or distributor of the Company or any Subsidiary;

(2)
was a customer, client, supplier, agent or distributor of the Company or any Subsidiary with whom employees reporting to or under the direct control of Executive had personal contact on behalf of the Company or any Subsidiary; or

(3)
was a Person with whom Executive had regular, substantial or a series of business dealings on behalf of the Company or any Subsidiary (whether or not a customer, client, supplier, agent or distributor of the Company or any Subsidiary).

(c)
For the avoidance of doubt, Executive agrees that the phrase “Person engaged in competition with the Company’s Business” as used in this Section includes, the companies listed on Exhibit B to this Agreement, and their Affiliates and Subsidiaries.

10.
Vesting in the Event of a Change in Control.  In the event of a Change in Control, all stock options, equity-based awards and shares of the Company's stock granted or awarded to Executive pursuant to any Company compensation or benefit plan or arrangement, but which are unvested at that time, will vest immediately upon such Change in Control.  The provisions of this Section 10 will supersede the terms of any such grant or award made to Executive under any such plan or arrangement to the extent there is an inconsistency between the two.

11.
Duration of Agreement.  This Agreement shall commence on the Effective Date and shall continue until terminated as provided in this Section. This Agreement may be terminated only under the following circumstances:

(i)	At any time by the mutual written consent of Executive and the Company; and

(ii)
By the Company at the end of each successive two-year periods commencing on the date of this Agreement by giving Executive written notice at least one year in advance of such termination, except that such termination and written notice will not be effective unless Executive will be employed by the Company on the Termination Date.

12.           Miscellaneous.

(a)
In consideration for the benefit of having the protection afforded by this Agreement, Executive agrees that the provisions of Section 6 (Non-Disclosure and Confidentiality) and Section 9 (Non-Competition) of this Agreement apply to Executive, and Executive will be bound by them, whether or not a Change in Control occurs or Executive actually receives the benefits specified in Section 3 hereof.

(b)
This Agreement will be binding upon and inure to the benefit of Executive, Executive’s personal representatives and heirs and the Company and any successor of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by Executive.

(c)
Executive acknowledges that a breach of the covenants contained in Section 6 (Non-Disclosure and Confidentiality) and Section 9 (Non-Competition) will cause the Company immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate. The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of such Sections. The Company may contact any Person with or for whom Executive works after Executive’s employment by the Company ends and may send that Person a copy of this Agreement.

(d)
Should any provision of this Agreement be adjudged to any extent invalid by any competent tribunal, that provision will be deemed modified to the extent necessary to make it enforceable.  The invalidity or unenforceability of any provision hereof or Exhibit hereto shall in no way affect the validity or enforceability of any other provision hereof.

(e)	This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(f)
This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings between the Company and Executive with respect to such matters.

(g)	This Agreement may be executed in one or more counterparts, which together shall constitute a single agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ M. Mullarkey                                                      By: /s/ D. E. Morel
Matthew T. Mullarkey                                                           Donald E. Morel, Jr. Ph.D.
   Chief Executive Officer

EXHIBIT A

Confidentiality Agreement With
West Pharmaceutical Services, Inc. and Subsidiaries
_________________________________________

In consideration of my employment by West Pharmaceutical Services, Incorporated, The Tech Group or any of each of their subsidiaries or affiliates (the “Company”), and intending to be legally bound, I, Matthew T. Mullarkey, agree as follows:

1. INVENTIONS COMPANY PROPERTY.  In this Agreement the term “Inventions” includes inventions, ideas, techniques, methods, developments, improvements and all other forms of intellectual property.  All rights in Inventions which I conceive, make or obtain either alone or with others during my employment by the Company (both before and after the date of this Agreement) and within six months after my employment ends, are and shall be the property of the Company except as set forth in Section 2 of this Agreement.

2.  INVENTIONS EXCLUDED.  This Agreement does not apply to Inventions which the Company determines in its sole discretion to be unrelated to any matter of actual or potential interest to the Company unless they are conceived, made or obtained in the course of my employment or with the use of the time, material or facilities of the Company.  This agreement also does not apply to Inventions conceived, made or obtained by me before my employment by the Company.  As a matter of record, I include at the end of this Agreement a list of such prior Inventions.

3. DISCLOSURE AND PROTECTION OF INVENTIONS.  I will make full and prompt disclosure to the Company of all Inventions which are defined by Section 1 to be the Company’s property.  At the Company’s request and expense but without additional compensation to me, I will at any time take such actions as the Company reasonably considers necessary to obtain or preserve the Company’s rights in such Inventions.  These actions may include, but are not necessarily limited to, signing and delivering applications, assignments and other papers and testifying in legal proceedings.

4.  CONFIDENTIAL INFORMATION.  I will not, during or after my employment with the Company, use for myself or others, or disclose to others, any formulae, trade secrets, know-how, Inventions which are the Company’s property, data provided to the Company by clients, customers, or licensors, including Inventions owned by Third Parties (as defined below), or other confidential matters of the Company or its affiliates unless authorized in writing to do so by the Company.  I understand that (a) the Company keeps these matters confidential and secret, (b) these confidential matters would be of great value to competitors, and (c) if these confidential matters were known to the Company’s competitor’s, the Company would be harmed.  As used in this agreement, “confidential matters of the Company” includes all information of a technical, commercial or other nature and any other information not made available to the general public, including, but not limited to information covered by a confidentiality agreement.

5.  THIRD PARTIES. You understand that, in dealing with existing and potential customers, clients, licensees, licensors, suppliers, contracting parties and other third parties with which the Company has business relations or potential business relations (“Third Parties”), the Company frequently receives confidential and proprietary information and materials from these Third Parties subject to the Company's understanding that the Company will maintain the confidentiality of such information and the Company requires its employees and consultants to do so.  You agree to treat all such information and materials as confidential information subject to this Agreement.

6.  PAPERS.  All correspondence, memoranda, notes, records, reports, drawings, lists, photographs, plans and other papers and items received or made by me in connection with my employment with the Company shall be the property of the Company.  I will deliver all copies of such materials to the Company upon request of the Company and, even if it does not request, when my employment by the Company ends.

7.  ENFORCEMENT.   I acknowledge that a breach of this agreement will cause the Company immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate.  The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of this Agreement.  Should any provision of this agreement be adjudged to any extent invalid by any competent tribunal, that provision would be deemed modified to the extent necessary to make it enforceable.   The Company may contact any person with or for whom I work after my employment by the Company ends and may send that person a copy of this agreement.  If suit is brought to enforce this Agreement, the party which substantially prevails on the merits is entitled to recover as an element of costs of suit, and not as damages, reasonable attorneys' fees and expenses and all expert witnesses' fees and expenses incurred by the prevailing party.

8.  BINDING EFFECT; SEVERABILITY.  My undertakings hereunder will bind me and my heirs and legal representatives regardless of (a) the duration of my employment by the Company, (b) any change in my duties or the nature of my employment, (c) the reasons for manner of termination of my employment, and (d) the amount of my compensation.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

9.  MISCELLANEOUS.  This agreement (a) shall in no way bind me or the Company to a specific term of employment, (b) supersede any prior understandings and constitutes the entire understanding between the Company and me about the subject matter covered by this agreement, (c) may be modified or varied only in writing signed by the Company and me, (d) will inure to the benefit of the successors and assigns of the Company, and (e) will be governed by Pennsylvania law.

MATTHEW T. MULLARKEY

/s/ M. Mullarkey

Dated:  July 28, 2008

List below or on a separate page all previous Inventions referred to in Section 3 above (if none please so indicate).

US Patents and Applications for three versions of armoring systems including Affixable Armor Tiles, Mounting Systems, and Explosively Formed Projectile Defeat Systems.

EXHIBIT B

Companies Engaged in Competition with the Company

3-M Drug Delivery Systems Division
AAI Development Services
ABC Laboratories, Inc.
Akron Rubber Development Laboratory, Inc.
American Stelmi Corporation (Stelmi)
B. Braun Medical Inc.
Baxa Corporation
Baxter International Inc.
Becton, Dickinson and Company (BD)
Bioject Medical Technologies Inc.
Bioscreen Testing Services, Inc.
Bodycote Materials Testing, Inc.
Cardinal Health Pharmaceutical Development
Cardinal Health, Inc./ALARIS Medical Systems
Carmel Pharma, Inc.
Catalent Pharma Solutions, Inc.
Chemic Laboratories, Inc
Chemir Analytical Services
Ciba Specialty Chemicals Corp.
Citech
CODAN US Corporation
Columbia Analytical Services, Inc.
Cyanta Analytical Laboratories (subsidiary of Chemir)
Duoject Medical Systems Inc (Canada Company)
Fisher Clinical Services (part of Thermo Fisher Scientific, Inc)
Galbraith Laboratories, Inc.
Gerresheimer Glass, Inc.
Halkey-Roberts Corporation
Helvoet Pharma USA
Hospira, Inc.
ICU Medical, Inc.
Intertek/Quantitative Technologies Inc (QTI)
Irvine Pharmaceutical Services, Inc.
Itran-Tompkins Rubber Corporation
Kokoku Rubber, Inc.
Lancaster Laboratories, Inc. (acquired by Fisher )
Lexington Rubber Group, Inc.
Maptech
Medi-Dose, Inc./ EPS, Inc.
Metrics, Inc.
Microbac Laboratories, Inc.
Nektar Therapeutics
Nelson Laboratories, Inc.
North American Science Associates, Inc (NAMSA)
Pharmalytica Services, LLC
Polymer Solutions Incorporated
PPD Incorporated
Quality Control Laboratory (QC Lab)
Radius (A Nypro Company)
RJ Lee Group, Inc.
SCHOTT North America, Inc.
SGS Northview Laboratories
Sterigenics International, Inc. (SteriPro Labs)
Synomics Pharmaceutical Services LLC
The Plasticoid Company
Toxikon Corporation
Whitehouse Analytical Laboratories, LLC